Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                                                   Ron Albrecht, Chief Financial Officer

Innovative Solutions & Support, Inc.

610-646-0350

Innovative Solutions & Support, Inc. Announces Fiscal 2011

Second Quarter Financial Results

Exton, PA.  — April 27, 2011 — Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the second quarter of fiscal 2011 ended March 31, 2011.

Net revenues for the second quarter of fiscal 2011 were $6.7 million, up 26% from $5.4 million in the year ago quarter.  The Company reported fiscal 2011 second quarter net income of $499,000, or $0.03 per diluted share, up from a loss of ($746,000), or ($0.04) per diluted share, in the second quarter of last year.  The Company also generated $600,000 of cash flow from operating activities in the second quarter.   Second quarter 2011 revenues and earnings are up sequentially compared to first quarter 2011 revenues of $6.5 million and earnings of $0.02 per diluted share.

Geoffrey Hedrick, Chairman and Chief Executive Officer of Innovative Solutions & Support, Inc., said, “Our improved financial performance reflects the success we have achieved in enhancing the value our products deliver to the markets.   For the quarter,

gross margins improved compared to last year’s second quarter, driven by productivity and efficiency improvements.  We are pleased that the quarter’s earnings growth was achieved while we were increasing our investment in new product research and development to the highest level in two years, $1.6 million.  We believe that this strategy builds value for shareholders by broadening our product offering and expanding the number and type of aircraft we serve.”

At March 31, 2011 the Company had $42.5 million of cash on hand, no long-term debt and a backlog of approximately $25 million.  The Company noted that the decrease in backlog coincided with an increase in the value of outstanding proposals, in excess of $100 million, primarily due to unusually long delays being experienced between proposals and contract awards, especially in the military market where the effect of the federal budget impasse has been particularly acute.

Six Month Results

Revenues for the six months ended March 31, 2011 were $13.3 million compared to $10.0 million for the six months ended March 31, 2010.  For the six months ended March 31, 2011, net income was $784,000, or $0.05 per diluted share, compared to a net loss of ($1.9) million, or ($0.11) per diluted share, for the first half of last fiscal year.  Cash flow from operating activities for the first half of the year was $1.6 million compared to $0.3 million for the same period in 2010.

Roman Ptakowski, President of ISSC, added, “Innovative Solutions & Support’s Cockpit/IP continues to be recognized as the best value in the industry.  This quarter our Flight Management System and GPS receiver for the Eclipse Twin-Jet received FAA certification. The resulting avionics suite on the E500 is now one of the most advanced cockpits available on any aircraft and has been well received by Eclipse operators. This is a demonstration of our ability to develop new technologies that cost-effectively enhance the safety, reliability and performance of aircraft.”

Business Outlook

The U.S. Federal budget stalemate has deferred military orders; however, we are beginning to see an increase in activity now that the budget has been resolved.  Higher fuel prices have caused us concern that they may affect the timing of airline discretionary spending decisions.  We are working to minimize the timing effect of these unforeseen delays.   We now anticipate financial performance in the second half of fiscal year 2011 to be similar to the first half of this year.    We will provide additional commentary on the balance of the fiscal year during our earnings conference call.

The Company will be hosting a conference call Thursday, April 28, 2011 at 10:00 a.m. EDT time to discuss these results and its business outlook.  Please use the following dial in number to register your name and company affiliation for the conference call: 800-946-0706. The conference ID# is 1023062. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator engaged in the design, manufacture and marketing of Flat Panel Display Systems, Air Data equipment, Flight Information Computers,

Engine and Fuel Measurement and Control Computers, and advanced monitoring systems that measure and display critical flight information. This includes data relative to aircraft separation, airspeed and altitude as well as fuel and critical engine parameters.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Statement of Operations

(unaudited)

	Three months ended		Six months ended
	March 31		March 31,
	2011	2010	2011	2010

Sales	$6,746,070	$5,372,957	13,275,881	9,980,196

Cost of Sales	2,873,414	2,942,496	5,809,069	5,779,269

Gross Profit	3,872,656	2,430,461	7,466,812	4,200,927

Operating expenses:
Research and development	1,556,827	1,404,705	2,910,434	2,569,410
Selling, general and administrative	1,849,143	1,876,326	3,938,492	4,027,465
Total operating expenses	3,405,970	3,281,031	6,848,926	6,596,875

Operating (loss) income	466,686	(850,570)	617,886	(2,395,948)

Interest income	45,263	27,636	92,855	50,610
Interest expense	(404)	(614)	(862)	(1,278)
Other income	—	—	150,003	50,000

(Loss) income before income taxes	511,545	(823,548)	859,882	(2,296,616)

Income tax (benefit) expense	12,393	(77,783)	75,950	(405,678)

Net (loss) income	$499,152	$(745,765)	$783,932	$(1,890,938)

Net (loss) income per Common Share
Basic	$0.03	$(0.04)	$0.05	$(0.11)
Diluted	$0.03	$(0.04)	$0.05	$(0.11)

Weighted Average Shares Outstanding
Basic	16,782,684	16,752,563	16,782,684	16,749,080
Diluted	16,838,662	16,752,563	16,829,918	16,749,080

Innovative Solutions and Support, Inc.

Condensed Consolidated Balance Sheet

(unaudited)

	March 31,	September 30,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$42,477,085	$40,916,346
Accounts receivable, net	2,573,426	2,529,976
Inventories	4,514,475	4,656,392
Deferred income taxes	402,266	522,352
Prepaid expenses and other current assets	931,512	982,768

Total current assets	50,898,764	49,607,834

Property and equipment, net	7,566,448	7,761,538

Other assets	279,989	221,150

Total Assets	$58,745,201	$57,590,522

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Current portion of capitalized lease obligations	$9,908	$9,908
Accounts payable	773,445	543,877
Accrued expenses	2,457,548	2,585,060
Deferred revenue	362,298	157,933

Total current liabilities	3,603,199	3,296,778

Long-term portion of capitalized lease obligations	9,528	15,560
Deferred revenue	—	8,688
Deferred income taxes	530,218	649,929
Other liabilities	171,866	151,530

Total Liabilities	4,314,811	4,122,485

Commitments and contingencies	—	—

Shareholders’ Equity

Preferred Stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at March 31, 2011 and September 30, 2010	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,265,194 and 18,244,701 issued at March 31, 2011 and September 30, 2010	18,265	18,245

Additional paid-in capital	47,010,047	46,831,646
Retained earnings	26,693,584	25,909,652
Treasury stock, at cost, 1,482,510 and 1,482,510 shares at March 31, 2011 and September 30, 2010, respectively	(19,291,506)	(19,291,506)

Total Shareholders’ Equity	54,430,390	53,468,037

Total Liabilities and Shareholders’ Equity	$58,745,201	$57,590,522